Exhibit 10.1

September 19, 2014

Dear Michelle:

This letter confirms your resignation of your employment with Greatbatch, Inc. (“Greatbatch” or “Company”) and summarizes our agreement regarding the benefits available to you in connection therewith.

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You have resigned your employment with Greatbatch effective January 3, 2015. In view of your upcoming resignation of employment, you hereby immediately resign from all offices, directorships, and fiduciary positions with the Company, related companies, subsidiaries, and affiliates, and their respective employee benefit plans.

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You have agreed to remain employed and available through January 3, 2015 to reasonably assist with the transition of your duties. During this transition period, there will be no change to your salary, leave accruals or other benefits (annual executive physical exam, etc.). Although you will not be required to be present on a daily basis, you agree to remain available to Greatbatch and to provide reasonable transition assistance as may be requested by the Company.

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You may attend the "Driving for Organizational and Operational Excellence" seminar on October 15-16, 2014, and you will be eligible for reimbursement of travel expenses associated therewith in accordance with Greatbatch policies. In addition, through January 3, 2015, you may continue to attend training courses for your professional development and you will be eligible for reimbursement of course costs and travel expenses (again, in accordance with Greatbatch policies) to a maximum of $5,000.

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Although it is not obligated to do so, Greatbatch will provide you with certain additional separation benefits, in exchange for your promises described in the Separation Agreement and Acknowledgement (“Separation Agreement”) accompanying this letter. Those additional separation benefits are described in and are subject to terms of the Separation Agreement. In order to obtain these benefits, you must sign the Separation Agreement after January 3, 2015 and return the Separation Agreement on or before January 9, 2015. You also must not thereafter revoke the Separation Agreement in the manner permitted therein. If you do not sign and return the Separation Agreement as described, you will not be entitled to these benefits. All benefits and perquisites of employment shall end on January 3, 2015 except for those rights you may become entitled to under the Separation Agreement.

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As a participant in the 401(k) plan, your elective deferral and employer match cease on January 3, 2015. The plan administrator will send you paperwork on the distribution options. To avoid default and payment of taxes and penalties, the balance of any outstanding 401(k) loan must be paid within 60 days of January 3, 2015. You should speak with your plan administrator for information regarding any 401k loan balance. Your rights under any employee benefit plans are, of course, subject to the terms of the applicable plan documents.

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You have the right to continue medical coverage after January 3, 2015 at your own cost pursuant to COBRA. Additional information concerning COBRA will be sent to you under separate cover. Your rights under any employee benefit plans are, of course, subject to the terms of the applicable plan documents.

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Subject to the terms of the applicable plan documents, the Executive LTD and Executive Life Insurance policies covering you will remain in effect for the period included in the previously paid premium or January 3, 2015, whichever is longer (the Parties understand that the periods through which premiums are paid are: March 22,

2015 for your Executive Life insurance policy; February 1, 2015 for the disability policy covering you that is paid monthly; and April 30, 2015 for the disability policy that is paid annually).

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Upon the separation of your employment on January 3, 2015, your final paycheck will be issued in accordance with Greatbatch’s ordinary payroll practices, at which point you will have been paid in full for all work performed during your employment. All accrued and unused PTO, if any, also will be paid to you in a lump sum in the ordinary course following your separation. Your right to continued payments of any kind, bonus entitlements, and employee benefits will also cease on January 3, 2015, except as specified in the Separation Agreement.

•	Nothing contained in this letter shall be construed as a waiver of any obligations that you have to Greatbatch or Greatbatch to you.

Michelle, your service to the Company is greatly appreciated. If you have any questions regarding this letter or the Separation Agreement, please contact me. Otherwise, please sign below to confirm the terms set forth in this letter.
Sincerely,
Greatbatch, Inc.

By:	/s/ Timothy G. McEvoy
Timothy G. McEvoy
Senior Vice President, General Counsel & Secretary

I hereby confirm my resignation subject to and in accordance with the terms of this letter.

/s/ Michelle Graham	September 19, 2014
Michelle Graham	Dated: September 19, 2014

SEPARATION AGREEMENT AND ACKNOWLEDGEMENT

THIS SEPARATION AGREEMENT AND ACKNOWLEDGEMENT (“Agreement”) is entered into between Michelle Graham (“you”) and Greatbatch, Inc. (“Company”) (collectively, the “Parties”). In consideration of the mutual promises, benefits and covenants herein contained, you and the Company hereby agree as follows:

Employment Separation. You have resigned your employment with the Company effective on January 3, 2015 (the “Separation Date”).

Separation Payments and Benefits
If you execute, do not revoke, and comply at all relevant times with this Agreement, you will be eligible to receive the following benefits:

1.
Separation Payment: The Company will pay you $269,100 in a lump sum as soon as reasonably practicable following the Effective Date (as defined below) but, in any event, by no later than March 15, 2015.

2.
2014 Greatbatch Growth Bonus Plan (“G2BPlan”): The Company will pay you $188,370 which represents your full bonus target for 2014 under the terms of the G2BPlan, as soon as reasonably practicable after the Effective Date but, in any event, by no later than March 15, 2015.

3.
Long-Term Equity Awards (“LTI”): As of the Separation Date, you shall be vested in the 2012 LTI Award in accordance with the terms of that plan. The portion of the outstanding 2013 and 2014 LTI time based Awards held by you that are vested and exercisable as of the Separation Date shall not expire or be forfeited, but shall remain outstanding and shall continue to be eligible for exercise. A pro-rata portion of the outstanding 2013 and 2014 LTI performance based Awards held by you that are not vested or exercisable as of the Separation Date shall not expire or be forfeited, but shall remain outstanding and shall continue to be eligible for vesting and exercisability based on attainment of the Performance Goals applicable to such Awards. For avoidance of doubt, the number of LTI Awards vested or eligible for vesting and forfeited shall be as follows:

		LTI Time Options		LTI Performance RSU's
LTP Program Year	Date of Grant	Shares Vested	Shares Forfeited	Shares Eligible for Vesting	Shares Forfeited
2012 LTI	1/2/2012	17695	0	19,513	0
2013 LTI	12/31/2012	12013	6005	12,803	6,402
2014 LTI	1/6/2014	3041	6083	3,398	6,797

4.
Medical Insurance: You will receive a lump sum payment equal to the amount the Company would have otherwise contributed toward your group health, prescription, vision and dental coverage premium had your employment continued from January 4, 2015 through December 31, 2015, payable as soon as reasonably practicable after the Effective Date but, in any event, by no later than March 15, 2015.

5.
Attorney’s Fees: The Company will pay reasonable attorney’s fees to the law(s) firm representing you, incurred by you in connection with the negotiation of this Agreement and related issues and which are incurred by you prior to January 15, 2015 and for which an invoice for payment is provided to the Company by no later than January 31, 2015. Payment will be made as soon as reasonably practicable after receipt of the invoice but, in any event, by no later than March 15, 2015.

6.
Outplacement: You will receive towards payment of outplacement services a lump sum payment in the amount of Twenty-Five Thousand Dollars ($25,000), as soon as reasonably practicable after the Effective Date but, in any event, by no later than March 15, 2015.

Release

In consideration of good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, you hereby release and forever discharge the Company, its current and former agents, parent, related companies, subsidiaries, affiliates, employees, officers, shareholders, directors, attorneys, successors, and assigns (“Released Parties”) from any and all liability, actions, causes of action, demands, damages, and claims of any kind whatsoever, whether known or unknown at this time, arising out of, or in any way connected with, your employment or service with any Released Party, and the separation of such employment or service, including, but not limited to, all matters in law, in equity, in contract (oral or written, express or implied) or in tort, or arising under any employee benefit plan, or pursuant to statute, including but not limited to any claim under the New York Human Rights Law, the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, Section 1981 of Title 42 of the United States Code, the Family and Medical Leave Act or any other federal, state, or local law, rule, regulation, executive order or public policy, from the beginning of time through the date of this Agreement. You represent and agree that, at the time of your signing of this Agreement, you have no claims, charges, lawsuits or actions pending against any Released Parties in any jurisdiction, including before any state or federal court, or administrative, governmental or quasi-judicial agency or board. You acknowledge that this is a GENERAL RELEASE and is to be construed in the broadest terms possible consistent with applicable law.

This release also includes claims brought on behalf of any government, federal or state, under any statute that permits an individual to sue on behalf of the government, e.g., False Claims Act, and where the person bringing the claim is eligible to receive compensation or percentage of the award.  By signing this Agreement, you forfeit the right to receive any compensation or reward as a whistleblower’s share in any action brought on behalf of the government against any party released under this Agreement.  You acknowledge that this Agreement does not limit your ability to participate in proceedings before the Equal Employment Opportunity Commission or state or local equivalent agencies, but you forfeit your right to collect any damages or monetary compensation should such agencies bring any action related to your employment.
In further consideration of your promises and covenants in this Agreement, the Company releases and forever discharges you from any and all liability, actions, causes of action, demands, damages, and claims of any kind whatsoever, whether known or unknown at this time, arising out of, or in any way connected with, your employment or service with the Company. In addition, nothing in this Agreement shall compromise any rights that you may have to defense or indemnification by the Company in relation to actions or claims against you arising from your service as Sr. Vice-President of Human Resources. And nothing in this Agreement releases or diminishes any vested monies or other vested benefits to which you may be entitled from, under, or pursuant to any Company retirement, deferred compensation, incentive, stock option, restricted stock, or equity compensation plan or agreement.
Return of all Company Property
You warrant that, on or before the Separation Date, you returned all Company property, including keys, credit cards, security access cards, codes, personal computers, cell phones, memoranda, data, records, notes and other information in your possession or under your control in any form; provided, however, you may retain as your personal property your Company-issued cellular telephone, computer and iPad, provided that the Company shall be entitled to remove all confidential and proprietary information from such devices, to its reasonable satisfaction. You also must convert your service to a new service plan in your own name.

Confidential and Proprietary Information
You acknowledge and reaffirm the validity of the Inventions and Non-Disclosure Agreement (the “2010 Confidentiality Agreement”) that you signed on December 13, 2010 which is incorporated herein by reference. By signing this Agreement, you acknowledge and agree that you have had access during your employment with the Company to confidential and proprietary information of Company (“Trade Secrets”), and further acknowledge and agree that the release or disclosure of any of the Company’s Trade Secrets will cause irreparable injury. By signing this Agreement, you acknowledge that you have not used or disclosed, and agree that you will not at any time use or disclose, directly or indirectly, to any other entity or person, any Trade Secrets of the Company, its affiliates, or any officers, directors or employees. You also agree that you will not attempt to gain access to such information through restricted means. You understand that the Company would not provide you with the monies and benefits under this Agreement but for your reaffirmation of the obligations under the 2010 Confidentiality Agreement. You further understand and agree that a violation of this provision is a material breach of this Agreement and may be enforceable against the person making disclosure by injunctive relief and by an award of damages.

Non‑Disparagement
Except as required by law, you agree that you will not make, cause  or authorize any statement to any third party that disparages the Company. The Company agrees that it will not issue, cause or authorize any statement to any third party that disparages you.

Attempts to Compel Disclosure
Nothing in this Agreement shall prohibit any either party from providing truthful testimony or information where required by law. In the event either you or the Company receive a demand to compel disclosure of any information or statement that is restricted under the Confidentiality or Non-Disparagement sections of this Agreement, the party receiving such demand shall provide the other with notice of such attempts to compel disclosure of such restricted information. Such notice shall be in writing and delivered to the General Counsel of the Company or to you, as applicable, as soon as reasonably possible after receipt of the demand, and if possible, not less than ten (10) days before compliance with the demand is required.

No Admission
This Agreement shall not in any way be construed as an admission by the Company or by you of any liability or unlawful conduct whatsoever.

Severability
In the event that any provision of this Agreement is found to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to make it enforceable, and as so severed or modified, the remainder of this Agreement shall remain in full force and effect. This Agreement shall be governed and construed in accordance with laws of the State of New York.

Tax Issues
This Agreement will be construed and administered to preserve the exemption from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), of payments that qualify as short-term deferrals pursuant to Treas. Reg. § 1.409A-1(b)(4) or that qualify for the two-times compensation separation pay exemption of Treas. Reg. § 1.409A-1(b)(9)(iii). It is intended that all payments hereunder shall comply with Section 409A and the regulations promulgated thereunder so as not to subject you to payment of interest or any additional tax under Section 409A. In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In addition, to the extent that any regulations or other guidance issued under Section 409A (after application of the previous provisions of this Section) would result in you being subject to the payment of interest or any additional tax under Section 409A, the Parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Company and you. You acknowledge and agree the Company may withhold taxes from payments under this Agreement as required by law, that the Company has made no representation to you as to the tax treatment of any compensation or benefits provided pursuant to this Agreement, and that you remain solely responsible for all taxes that you may owe with respect to such compensation and benefits paid under this Agreement.

To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions).

Notwithstanding any other provision in this Agreement, to the extent that (i) you are determined to be a “specified employee” with the meaning of Section 409A, (ii) any amounts payable under this Agreement represent amounts that are subject to Section 409A, and (iii) such amounts are payable on your “separation from service,” within the meaning of Section 409A, then such amounts will not be payable to you before the date that is six months after your termination of employment.  Payments under this provision to which you would otherwise be entitled during the first six months following your Separation Date will be accumulated and paid on the day that is six months after the Separation Date.

Entire Agreement
This Agreement, along with the agreements specifically incorporated herein, constitute the entire agreement between you and the Company and may not be modified in any way except by written agreement signed by you and an authorized representative of the Company. You are not eligible for any other payment or benefits except for those expressly described in this Agreement.

This Agreement supersedes any and all other written and oral agreements and understandings between the parties, provided that the Amended and Restated Change of Control Agreement dated as of August 6, 2011 between you and Greatbatch, Inc. (the “CCA”) shall continue in effect in accordance with its terms and that you shall not forfeit any rights or entitlements under the CCA. In that regard, however, you agree that the intent is that (a) you will be entitled to receive, in respect of a Change of Control, only such payments under the CCA that, after giving effect to the consideration you are receiving in connection with your separation from employment including under this Agreement, will provide for the greatest amounts and for the longest period of time possible (as between the CCA and the Separation Benefits); and (b) that there is to be no duplication of payment.

Incentive Compensation Recoupment Policy
Notwithstanding anything to the contrary, you acknowledge and agree that any equity award or other payments referenced herein, or previously made by Greatbatch to you, may be subject to forfeiture and/or recoupment to the extent provided for in the Greatbatch, Inc. Incentive Compensation Recoupment Policy, or any similar policy, as in effect from time to time, if it is determined that such recoupment is required under such policy. In the event such recoupment is required pursuant to any such policy, you agree to forfeit or repay such award, and as necessary, execute any document prepared by the Company to effectuate such recoupment.

Acknowledgements
You acknowledge, affirm and agree that:
(a)    You have read the Agreement and understand its legal and binding effect; you are acting voluntarily, knowingly, and willingly, and of your own free will in executing this Agreement;
(b)    The consideration to be provided to you under this Agreement: (i) exceeds anything of value to which you would otherwise be entitled in the absence of this Agreement; (ii) fully and completely settles all claims by you and any attorney you have retained against the Company (including its current and former agents, parents, related companies, subsidiaries, affiliates, employees, officers, directors, shareholders, attorneys, successors, and assigns) for attorneys’ fees, costs, disbursements, and the like; and (iii) is sufficient consideration for your promises under this Agreement.
(c)    You have had the opportunity to seek, and were advised of your opportunity to seek, legal counsel prior to signing this Agreement;
(d)    You have signed this Agreement after your Separation Date and on or before January 9, 2015, and that have been given in excess of 21 days to consider signing this Agreement; and

(e)    You understand that if you sign this Agreement, you can change your mind and revoke your acceptance of this Agreement within 7 calendar days after signing it; any revocation of your acceptance of this Agreement must be in writing and must received by Timothy G. McEvoy, Senior Vice President, General Counsel & Secretary, Greatbatch, Inc., 10000 Wehrle Drive, Clarence, New York 14031, no later than close of business on the 7th calendar day after you sign this Agreement; and provided you have executed and not revoked this Agreement as permitted herein, this Agreement will become effective upon expiration of the 7-day revocation period (the “Effective Date”).
.

THIS DOCUMENT MAY NOT BE SIGNED UNTIL AFTER JANUARY 3, 2015, AND MUST BE RETURNED BY JANUARY 9, 2015.

I have read and understand the Agreement and Release set forth above and agree to be bound by the terms.

Michelle Graham
Dated: January __, 2015